EXHIBIT 99.1

MONEY CENTERS OF AMERICA, INC. ANNOUNCES 205% RECORD REVENUE GROWTH.

KING OF PRUSSIA, PA, November 16, 2004 /PRNewswire-First Call/ -- Money Centers of America, Inc. (OTC Bulletin Board: MCAM - News) today announced that it has achieved record revenue growth of 205% and has filed its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.

For the six-month period ending September 30, 2004, Money Centers of America reported record revenues of $9,382,410, up 205% from the prior year, due to the addition of new contract revenue, incremental increases in volume from existing customers, and the January 6, 2004 acquisition of Available Money, Inc. Same store sales growth for the same period was up 31% from the prior year. Positive cash flow from operating activities and net loss for the six-month period ending September 30, 2004 were $223,891 and $1,407,581 respectively. The quarter ending September 30, 2004 had a reported 173% increase in revenue over the same quarter last year.

"The last 6 months have produced great results for the company. We have installed two new long term contracts, completed our corporate restructuring, and we are nearly finished negotiating our new vault cash and working capital credit facilities that will drastically reduce our cost of capital," says Christopher Wolfington Chairman and CEO of Money Centers of America. "Our core business has never been stronger and the consolidation trend in the Gaming Industry is providing a great platform for our new product offerings that will position us as an industry leader," stated Wolfington.

You may access a copy of this report at the website of the Securities and Exchange Commission at http://www.sec.gov.

About Money Centers of America

Money Centers of America, Inc. provides cash access and Transaction Management Systems for the gaming industry, focusing on specialty transactions in the cash access segment of the funds transfer industry. For a complete corporate profile on Money Centers of America, Inc., please visit Money Centers' corporate website at http://www.moneycenters.com.

Safe Harbor Notice: Certain matters discussed in this news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, statements concerning Money Centers of America's commencement of a new business plan, the ability to close pending transactions and other risks detailed from time to time in Money Centers of America's filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of Money Centers of America, Inc.